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                                                                      EXHIBIT 99


      KING PHARMACEUTICALS TO ACQUIRE U.S. RIGHTS TO LORABID(R) FROM LILLY

         BRISTOL, Tenn. and INDIANAPOLIS, Aug. 2 -- King Pharmaceuticals, Inc. (Nasdaq: KING) and Eli Lilly and Company (NYSE: LLY) announced today that they have signed a definitive agreement for King to acquire the antibiotic Lorabid(R) (loracarbef) in the United States and Puerto Rico from Lilly for $90.5 million plus sales performance milestones that would bring the total value of the deal to $158 million. The final contingent payment will be made if King achieves $140 million in annual net sales. Unaudited net sales for Lorabid(R) in the U.S. for the past 12 months ending June 30, 1999, totaled $73.9 million.

         As part of the agreement, King will acquire Lilly's U.S. rights including Lorabid's(R) new drug applications, investigational new drug applications, patents and associated U.S. copyright and trademark material. Lilly will manufacture Lorabid(R) for King. Lorabid(R) has U.S. patent protection through the end of 2005. The transaction is expected to close next month and is subject to review under the Hart-Scott-Rodino Act.

         Lorabid(R) is indicated for the treatment of patients with mild to moderate infections caused by susceptible strains of bacteria in the upper and lower respiratory tract, the skin, and the urinary tract. King will begin promoting Lorabid(R) to physicians immediately after the transaction closes.

         "The acquisition of Lorabid(R) will provide King with a patented antibiotic that is primarily prescribed by general practitioners and family practitioners," said John M. Gregory, Chairman and Chief Executive Officer of King. "Accordingly, Lorabid(R) complements King's existing product portfolio and verifies the continued successful execution of our growth strategy to selectively acquire additional branded pharmaceutical products. King plans to expand its field sales force to a total of at least 275 representatives before the fourth quarter of 1999 by hiring a minimum of an additional 50 representatives to promote this well-recognized product."

         "This is another example of Lilly's strategy to maximize the potential and value of its assets," said William R. Ringo, Jr., President, Onocology/Critical Care for Lilly. "King has a proven track record of management and commercial success that will allow them to drive Lorabid(R) performance. Our agreement with King also takes advantage of our manufacturing capabilities and will provide for a smooth transition of this product."

         King, headquartered in Bristol, Tennessee, is a vertically integrated pharmaceutical company that manufactures, markets, and sells primarily branded prescription pharmaceutical products. King seeks to capitalize on niche opportunities in the pharmaceutical industry created by cost containment initiatives and consolidation among large global pharmaceutical companies. King's strategy is to acquire branded pharmaceutical products and to increase their sales by focused promotion and marketing and through product life cycle management.

         Lilly is a global research-based pharmaceutical corporation headquartered in Indianapolis, Indiana, that is dedicated to creating and delivering innovative pharmaceutical-based health care solutions which enable people to live longer, healthier, and more active lives.


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         This release contains forward-looking information about the companies'
business prospects. The information is based on management's current expectations including both companies' ability to complete this agreement, significant leverage and debt service requirements of King, dependence on King's ability to continue to acquire branded products, dependence on sales of King's products, and management of King's growth and integration of its acquisitions. Actual results may differ materially due to various other factors, including those mentioned in this release and those outlined in both King's and Lilly's latest Form 10-K filings. King does not undertake to publicly update or revise any of the forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

                                      # # #


                                    Contact:

          Kyle P. Macione, Executive Vice President, Investor Relations
                              King Pharmaceuticals
                                  423-989-8077

                                 James P. Kappel
                              Eli Lilly and Company
                                  317-276-5795


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         KING PHARMACEUTICALS COMPLETES PREVIOUSLY ANNOUNCED ACQUISITION
                     OF U.S. RIGHTS TO LORABID(R) FROM LILLY

         BRISTOL, Tenn., Aug. 19 -- King Pharmaceuticals, Inc. (Nasdaq: KING) announced today that it has completed the acquisition of the antibiotic Lorabid(R) (loracarbef) in the United States and Puerto Rico from Eli Lilly and Company which it announced August 2, 1999. The purchase price for the product was $90.5 million plus sales performance milestones that would bring the total value of the deal to $158 million. The final contingent payment will be made if King achieves $140 million in annual net sales. Unaudited net sales for Lorabid(R) in the U.S. for the past 12 months ending June 30, 1999, totaled $73.9 million.

         King, headquartered in Bristol, Tennessee, is a vertically integrated pharmaceutical company that manufactures, markets, and sells primarily branded prescription pharmaceutical products. King seeks to capitalize on niche opportunities in the pharmaceutical industry created by cost containment initiatives and consolidation among large global pharmaceutical companies. King's strategy is to acquire branded pharmaceutical products and to increase their sales by focused promotion and marketing and through product life cycle management.

                                       ###


                                    Contact:

          Kyle P. Macione, Executive Vice President, Investor Relations
                                  423-989-8077